Exhibit 99.2

SUMMARY OF OPTIONS SUBJECT TO ACCELERATION

	Aggregate number of
	shares issuable upon	Weighted average
	accelerated stock options	exercise price per share

Executive officers	0	$0
All other employees	316,239	$6.82
Total	316,239	$6.82